Filed Pursuant to Rule 433
Registration Statement No. 333-146472
November 4, 2009

THE CLOROX COMPANY
3.55% SENIOR NOTES DUE 2015

Pricing Term Sheet

Issuer:	The Clorox Company
Principal Amount:	$300,000,000
Security Type:	Senior Notes
Legal Format:	SEC Registered
Trade Date:	November 4, 2009
Settlement Date:	November 9, 2009 (T+3)
Maturity Date:	November 1, 2015
Issue Price:	99.830%
Coupon:	3.55%
Yield:	3.582%
Benchmark Treasury:	2.375% due October 31, 2014
Benchmark Treasury Price:	99-31
Benchmark Treasury Yield:	2.382%
Spread to Benchmark Treasury:	+120 basis points
Interest Payment Dates:	November 1 and May 1, commencing on May 1, 2010
Make-whole Call:	T+20 basis points
CUSIP:	189054AR0
Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Wells Fargo Securities, LLC
Senior Co-Managers:	BNP Paribas Securities Corp.
Goldman, Sachs & Co.
Mitsubishi UFJ Securities (USA), Inc.
Co-Managers:	PNC Capital Markets LLC
The Williams Capital Group, L.P.
Fifth Third Securities, Inc.
Blaylock Robert Van, LLC
Ratings:	Baa2 (stable) (Moody’s)
BBB+ (stable) (S&P)
BBB (stable) (Fitch)
The securities ratings are made by the rating agencies and not the issuer or underwriters and a securities rating is not a recommendation by the rating agency, the issuer, or the underwriters to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering to which this communication relates. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Citigroup Global Markets Inc. by calling 1- 877-858-5407, J.P. Morgan Securities Inc. by calling collect at 1-212-834-4533 or Wells Fargo Securities, LLC by calling 1-800-326-5897.